                                                                    EXHIBIT 10.1

                       DATED THE 31ST DAY OF AUGUST, 2003

                         MAN SANG INTERNATIONAL LIMITED

                                       AND

                                CHENG CHUNG HING

                          -----------------------------

                                SERVICE AGREEMENT

                          -----------------------------

                                     CONTENT

CLAUSE                   DESCRIPTION                       PAGE
------                   -----------                       ----
1.           INTERPRETATION.....................             1
2.           APPOINTMENT........................             2
3.           DURATION...........................             2
4.           EXECUTIVE'S DUTIES.................             2
5.           REMUNERATION.......................             3
6.           OTHER BENEFITS.....................             3
7.           EXPENSES...........................             4
8.           DEDUCTIONS.........................             4
9.           LEAVE..............................             4
10.          TERMINATION........................             5
11.          EXECUTIVE'S UNDERTAKINGS...........             6
12.          INTELLECTUAL PROPERTY RIGHTS.......             9
13.          MISCELLANEOUS......................            10

THIS AGREEMENT is made on the 31st day of August, 2003

BETWEEN:

(1) MAN SANG INTERNATIONAL LIMITED, a company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and its principal place of business in Hong Kong at 21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong (the "Company"); and

(2)      CHENG CHUNG HING of 20B, The Mayfair, 1 May Road, Hong Kong (the
         "Executive").

WHEREBY IT IS AGREED as follows:

1.       INTERPRETATION

1.01     In this Agreement, unless the context requires otherwise:

         "Board" means the board of directors for the time being of the Company;

         "Group" means the Company and its subsidiaries from time to time and "member of the Group" shall be construed accordingly;

         "HK$" means Hong Kong dollars;

         "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

         "Listing Rules" means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as the same may be amended from time to time); and

         "month" means calendar month.

1.02 References herein to Clauses are to clauses in this Agreement unless the context requires otherwise.

1.03 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.04 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

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2.       APPOINTMENT

         The Company will employ the Executive and the Executive hereby agrees to serve the Company as an executive director upon the terms and subject to the conditions hereinafter appearing.

3.       DURATION

         Subject to termination as hereinafter provided, the Company will employ the Executive with effect from 1st September, 2003 for a term of three
         (3) years until terminated by either party giving to the other not less than three (3) months' notice in writing.

4.       EXECUTIVE'S DUTIES

         The Executive shall, during the continuance of his employment hereunder:

         (a) serve the Company as the Chairman and an executive director and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in him by the Board (including (without further remuneration unless otherwise agreed) serving on the board of directors, or in any other office, of any member(s) of the Group, as the Board may require) and he will perform those duties at such place or places in Hong Kong or elsewhere as the Board may from time to time determine;

         (b) comply with and conform to any lawful instructions or directions from time to time given or made by the Board, or with the authority of the Board, and shall comply with the Company's rules, regulations, policies and procedures from time to time in force;

         (c) faithfully and diligently serve the Group and use his best endeavours to promote the business and interests thereof;

         (d) devote himself exclusively and diligently to the business and interests of the Group and personally attend thereto at all times during usual business hours and during such other times as the Company may reasonably require except in case of incapacity through illness or accident in which case he shall forthwith notify the Secretary of the Company of such incapacity and shall furnish to the Board such evidence thereof as it may require;

         (e) keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Group and provide such explanations as the Board may require in connection therewith;

         (f) carry out his duties and exercise his powers jointly with any other director or executive of any member of the Group as shall from time to time be appointed by the Board to act jointly with the Executive and the Board may at any time require the Executive to cease performing or exercising any of his duties or powers under this Agreement; and

         (g) comply with the relevant requirements of all applicable laws, regulations, codes of practice and rules (including Securities (Insider Dealing) Ordinance, the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Model Code for Securities Transactions by Directors of Listed Companies set out in Appendix 10 therein and the rules of any other stock exchange, market or dealing system on which the securities of any member of the Group is traded and the applicable laws, regulations, codes of practice in that jurisdiction).

5.       REMUNERATION

         The remuneration of the Executive shall be:

         (a) an annual salary package of HK$3,000,000.00, such salary to include any sum receivable as director's fees or other remuneration from any other member of the Group (if any). This salary will be reviewed by the Board each year at the time of the annual salary reviews for senior executives provided that the Executive shall abstain from voting and shall not be counted in the quorum in respect of any resolution regarding the amount payable to himself in relation to his employment under this Agreement which is proposed at any meeting of the Board;

         (b) in respect of every financial year of the Company (which expression shall include any other financial period in respect of which the Company's accounts are made up), a discretionary bonus of such amount as shall be determined by the Board (provided that the aggregate of such amount and all discretionary bonuses payable by the Company to its executive directors in any financial year shall not exceed ten per cent. of the net profits (after tax and after extraordinary items) of the Company for such year as shown in its audited accounts), provided that such discretionary bonus shall be paid only on a pro rata basis in respect of any financial year of the Company during a portion only of which the Executive has served the Company hereunder, unless his employment shall have been terminated pursuant to Clause 10.02, in which case no discretionary bonus is payable.

6.       OTHER BENEFITS

6.01 In addition to the foregoing remuneration and benefits, the Executive shall also be entitled to the following during the continuance of his employment hereunder, subject to determination by the Board as to the appropriate level of cost of each item:

         (a) the use of a residential property of the Company for accommodation as approved by the Board and the Company shall pay all rates, government rents,

                                        3
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                  utilities and other outgoings for maintenance and repair in respect of the use of such premises;

         (b) the use (whether for business or personal purposes) of a motor car of such type as may be approved by the Board and the Company shall pay all vehicle registration fees, taxes and insurance premiums in respect of the car and shall pay or reimburse against receipts all maintenance, repair and other running costs in respect of the car; and

         (c) the payment of all entrance fees, debentures, monthly subscriptions of The Hong Kong Jockey Club during the continuance of his employment hereunder.

6.02 In addition to the above benefits, the Executive shall also be entitled to such other benefits under any applicable employee benefit plan and employee share option scheme adopted by the Company and any member of the Group of which the Executive is a director or holds office for their respective employees (including the Executive) as the Board shall from time to time determine.

7.       EXPENSES

         The Company shall reimburse the Executive (against receipts or such other reasonable evidence of expenditure as the Board may require) for all reasonable expenses properly incurred in the course of his employment hereunder or in promoting or otherwise in connection with the business of the Company.

8.       DEDUCTIONS

         The Company shall be entitled, subject to any laws or agreements to the contrary, at any time to deduct from the Executive's remuneration hereunder any monies due from him to any member of the Group including, but not limited to, any outstanding loans, advances, the cost of repairing any damage to or loss of the Company's property caused by him (and of recovering the same) and any other monies owed by him to the Company or any of its subsidiaries.

9.       LEAVE

         The Executive shall be entitled after completion of each year of service with the Company to fifteen (15) days' leave (in addition to public holidays) with full pay, which leave shall be taken at such time or times as may be convenient to the Board having regard to the exigencies of the Group's business provided that:

         (a) if the employment of the Executive hereunder is to cease on the completion of any year of service, the Executive shall be entitled to take his said leave immediately prior to the end of such year of service notwithstanding that at that time such year of service shall not have been completed;

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

         (b) if the employment of the Executive hereunder is to cease (for any reason other than termination pursuant to Clause 10.02) during any year of service, the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company, such leave to be taken immediately prior to the termination of his employment; and

         (c) if for any reason the Executive shall not have taken his full entitlement of leave in any particular year he shall not have any claim against the Company in respect thereof nor, unless the reason is the exigencies of the Company's business (of which the Board shall be the sole judge), shall he be entitled to additional leave in any year in respect of leave not taken in previous years.

10.      TERMINATION

10.01 If the Executive is at any time incapacitated by illness, injury or accident from performing his duties hereunder and (if so required) furnishes the Board with evidence satisfactory to it of such incapacity and the cause thereof he shall be entitled to receive his full salary for the first three (3) months or any shorter period during which such incapacity continues and if he continues so incapacitated for a longer period than three (3) consecutive months or if he is so incapacitated at different times for more than ninety (90) days in any one period of fifty-two (52) consecutive weeks then and in either of such cases his employment may be terminated by the Company by one (1) month's notice in writing.

10.02 If at any time during the term of his employment hereunder the Executive shall be guilty of or commit any serious misconduct which in the absolute opinion of the Board is in any way detrimental to the interests of any member of the Group, or shall be in breach of any of the terms of this Agreement, or shall commit any act of bankruptcy or become insolvent, or make any arrangements or composition with his creditors generally, or become through mental disorder incapable of managing his own affairs, or fail to pay his personal debts or shall be guilty of persistent insobriety or be convicted of any criminal offense involving his integrity or honesty, the Company may terminate the Executive's employment hereunder forthwith without any notice or payment in lieu of notice and upon such termination, the Executive shall not be entitled to any bonus or any payment whatsoever (other than salary actually accrued due and payable pursuant to Clause 5(a)) for or in respect of the then current year of service or to claim any compensation or damages for or in respect of or by reason of such termination.

10.03 In the event that: (a) the Executive is lawfully removed from his office as a director of the Company by virtue of a resolution passed by the members of the Company; or (b) the Executive, having retired from the office of director of the Company in accordance with the Bye-laws of the Company or any other applicable regulation or law, is not re-elected as a director of the Company by the shareholders of the Company at an annual general meeting of the Company, the Company may within seven (7) days of the date of such vacation from office by the Executive, terminate this Agreement forthwith by written notice to the Executive.

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10.04    In the event of termination of the Executive's employment for whatever reason, the Executive shall:

         (a) (if not already vacated from such office(s)) forthwith resign as a director of the Company and from all directorships or other offices held by him in any member of the Group (and the Executive irrevocably authorises the Company in his name and on his behalf to execute all documents and do all things necessary to effect such resignation in the event of his failure to do so);

         (b) shall cease to be entitled to any benefits under this Agreement;

         (c) immediately return the car provided by the Company under Clause 6.01 (b) and the keys in respect thereof to the Company at its principal place of business in Hong Kong or such other place in Hong Kong as the Company may reasonably request; and

         (d) immediately vacate from the residential property of the Company provided for use pursuant to Clause 6.01 (a) and forthwith return the keys in respect thereof to the Company at its principal place of business in Hong Kong or such other place in Hong Kong as the Company may reasonably request and the Executive shall not be entitled to claim any other compensation whatsoever from the Company in respect of such termination except where the Board otherwise agrees or as expressly provided for under this Agreement.

10.05 Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

10.06 If notice is served by either party pursuant to Clause 3, then for up to a maximum period of three (3) months, the Company shall not be obliged, at any time after the notice of termination is served, to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may in its absolute discretion suspend the Executive from work, and suspend the contractual benefits of the Executive set out in Clause 5(b) and 6 and to require the Executive to refrain from entering any premises of any member(s) of the Group and to refrain from contacting any customers, clients, employees or suppliers of any member(s) of the Group.

11.      EXECUTIVE'S UNDERTAKINGS

11.01 The Executive agrees to take good care of the car supplied by the Company under Clause 6.01(b) and the residential property provided by the Company under the Clause 6.01(a), and to ensure that the terms and conditions of the insurance policies in respect of the car and the residential property are observed.

11.02 The Executive shall not either during the continuance of his employment hereunder or at any time thereafter divulge to any person whomsoever or to any body corporate or unincorporated (except to those officers of the Group whose province it is to

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         know the same) or use for his own purposes or for any purposes other than those of the Group and shall use his best endeavours to prevent the unauthorised publication or disclosure of any trade secret or any confidential information concerning the business or finances of any member of the Group or any of its dealings, transactions or affairs or those of its customers, suppliers, management and shareholders which may come to his knowledge during or in the course of his employment. Confidential information shall include, without limitation, lists or details of customers and suppliers, information relating to the working of any process of invention carried on or used by any member of the Group, information relating to research and other projects, prices, discounts, mark-ups, future business strategy and development, marketing, price-sensitive information and any other information which is not generally available to the public.

11.03 Forthwith upon the termination of the employment of the Executive hereunder, and/or at any other time if the Company shall so request:

         (a) the Executive shall not, directly or indirectly, disseminate, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any information which has been obtained by or disclosed to the Executive as a result of or in relation to the Executive's employment by the Company, including without limitation any confidential information (which includes without limitation all lists of customers and clients, specific customer names and data, business plans, marketing plans, business contracts, distribution and sales and marketing networks, designs, specifications, processes, formulas, trade secrets, business secrets, sales information, systems, programs, procedures, manuals, financial and personnel information, and any other proprietary information or data which the Company has received in confidence from others) and any of the terms and conditions of this Agreement; provided, however, that disclosure of any confidential information shall not be prohibited if (i) such disclosure is directly pursuant to a valid and existing order of a court of competent jurisdiction or other governmental body or agency,
                  (ii) the Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result), and
                  (iii) the Company shall have been afforded a reasonable opportunity to respond to (and if so advised by counsel, to challenge) such order; provided further, that each party may disclose terms and conditions of this Agreement to his or its attorneys and accountants to the extent such disclosure is necessary to enable such attorneys and accountants to render professional services to such party;

         (b) the Executive, his representatives, heirs, successors and assigns shall completely release and forever discharge the Company, its present, former or future parent, subsidiary, affiliated, associated and other related companies, and any of their present, former and future shareholders, directors, officers, employees, agents, partners, consultants, representatives and attorneys, and each of their successors and assigns from all claims, demands, rights, causes of action, obligations, liabilities and/or attorneys' fee claims, of any and every kind, nature and character whatsoever wheresoever, known or unknown, which the Executive may now have or has ever had against the

                                        7
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                  Group, including without limitation those arising from or in any way connected with the employment of the Executive by the Company or the resignation or termination thereof, whether based on tort, express or implied contract, law, rule, regulation or ordinance; and

         (c) the Executive shall preserve the good name of, and shall not make any disparaging comments about the Group and any of the Company's present, former and future shareholders, directors, officers, employees, agents, partners, consultants, representatives and attorneys, and each of their successors and assigns.

11.04 The Executive shall not file, or cause to be filed, in any court or with any governmental or quasi-governmental agency, any action, claim or charge against the Company, its present, former or future parent, subsidiary, affiliated, associated and other related companies and any of their present, former and future shareholders, directors, officers and employees and each of their succesors and assigns.

11.05 The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter, in any country or place where any member of the Group has carried on business, carry on or be employed or interested directly or indirectly in (whether as shareholder, director, partner, agent or otherwise and whether alone or jointly with others) any business carried on by any member of the Group during the continuance of the said employment in competition with any member of the Group (other than as a holder of not more than five (5) per cent of the issued shares, debentures or other securities of any company listed on any recognised stock exchange) provided that the provisions of this Clause 11.04 shall only apply in respect of business activities or services with which the Executive was personally concerned or for which he was responsible during his said employment.

11.06 The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated in competition with any member of the Group directly or indirectly solicit or entice away from any member of the Group, any person or body corporate or unincorporated who now is or at any time during or at the date of the termination of the said employment may have been or become a customer or supplier or prospective customer or supplier of any member of the Group and with whom the Executive had personal contact or dealings during his said employment.

11.07 The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter solicit or entice away from any member of the Group or employ or otherwise engage any person who now is or at any time during or at the date of the termination of the said employment may have become an employee of any member of the Group and with whom the Executive had contact during his said employment, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the relevant member of the Group.

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11.08    The Executive shall not at any time or for any purpose after termination of his employment hereunder use either the English or Chinese name of the Company or any name similar thereto in connection with his own or any other name in any way calculated to suggest that he is or has been connected with the Company's business, nor in any way hold himself out as having had any such connection.

11.09 While the restrictions contained in Clauses 11.01 to 11.08 are considered by the parties to be reasonable for the protection of the business and interest of the Group and in all the circumstances and do not work harshly upon the Executive it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the member(s) of the Group but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced or the range of products or area dealt with thereby were reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

12.      INTELLECTUAL PROPERTY RIGHTS

12.01 The Company (or any other member of the Group as the case may be) shall be entitled free of charge to the sole ownership and exclusive use of any invention or improvement made or discovered by the Executive and of any copyright, design right, trade mark, service mark or trade name created or used by the Executive (hereinafter referred to as the "intellectual property rights") in the course of or for the purpose of providing services hereunder to the Company or any other member of the Group.

12.02 The Executive shall forthwith and from time to time both during and after the term of this Agreement and at the request and cost of the Company, insofar as it is within his power, do such acts and things and execute such documents, as may in the opinion of the Company be reasonably necessary for obtaining letters patent, registration or other protection for any such intellectual property rights in any part of the world and shall effect such registration and vest such letters patent or other protection in the Company (or any other member of the Group as the case may be) or its nominees. The Executive irrevocably authorises the Company for the purposes aforesaid in the name of the Executive and execute any document or do anything on his behalf. The Executive shall at the cost and request of the Company render all reasonable assistance to the Company (or any other member of the Group as the case may be) for and in connection with the purposes aforesaid.

12.03 The Executive shall not during or after the termination of the Agreement use to the detriment or prejudice of the Group or divulge to any person any confidential information concerning the intellectual property rights of the Group which may have come to his knowledge.

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13.      MISCELLANEOUS

13.01 This Agreement shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) made between the Company and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which the Executive's employment under this Agreement commences.

13.02 The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

13.03 In the event of any variation of the remuneration payable to the Executive hereunder being made by consent of the parties hereto, such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Executive hereunder shall continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

13.04 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days' prior written notice specified to the other parties):

         To the Company:   Man Sang International Limited
                           21st Floor, Railway Plaza 39 Chatham Road South
                           Tsimshatsui, Kowloon Hong Kong
                           Fax number: (852) 2317 5243
                           Attention: Mr. Cheng Tai Po

         To the Executive: Cheng Chung Hing
                           20B, The Mayfair
                           1 May Road
                           Hong Kong

         Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, by post, two (2) clear business days after the date of posting, or by recorded delivery, when actually delivered to the relevant address; and (b) if given or made by facsimile, when despatched subject to receipt of machine-printed confirmation of error-free despatch of the whole of the notice, demand or communication to the facsimile number of the intended addressee.

13.05 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.06 No failure or delay by the Company in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any

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         other right, power or remedy. Without limiting the foregoing, no waiver by the Company of any breach by the Executive of any provision in this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision in this Agreement.

13.07 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by CHENG TAI PO
for and on behalf of MAN SANG
INTERNATIONAL LIMITED
in the presence of:

SIGNED by
Cheng Chung Hing
in the presence of:

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